Execution Copy

PURCHASE AGREEMENT

This Purchase Agreement ("Agreement") is entered into as of the 7th day of September, 2010, by and between NEW JERSEY IMAGING PARTNERS, INC., a New Jersey corporation ("Buyer") and PROGRESSIVE MEDICAL IMAGING OF RUTHERFORD, LLC, a New Jersey limited liability company ("Seller'"), with reference to the following facts:

RECITALS

A.
Seller owns fifty percent (50%) of the aggregate issued and outstanding member Interests (such 50% of the Interests, the "Interest") of Rutherford Imaging, LLC, a New Jersey limited liability company ("RI").

B.	Buyer desires to purchase and Seller desires to sell all of the Interest on the terms and conditions set forth herein.

THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, Buyer and Seller hereby agree as follows:

1.            Sale of Interest

(a)           Sale and Purchase. On the terms and subject to the conditions set forth herein, Buyer hereby agrees to purchase, and the Seller hereby agrees to sell, all of the Interest free and clear of all liens, charges, encumbrances and claims of any nature.

(b)           Purchase Price. As full payment for the transfer and sale of the Interest to Buyer pursuant hereto, at the Closing (as hereinafter defined) Buyer shall:

(i)           pay to Seller Six Hundred Fifty Thousand Dollars ($650,000) and

(ii)          deliver a five (5) year Warrant from RadNet, Inc., its parent corporation, to purchase two hundred thousand (200,000) shares of restricted (not registered with the Securities and Exchange Commission) Common Stock of RadNet, Inc. (the "Warrant"), which Warrant shall be exercisable at the closing price of RadNet, Inc. Common Stock in the market in which it trades on the date immediately preceding the Closing Date hereunder. The foregoing Warrant shall be evidenced by a separate warrant agreement (the "Warrant Agreement") in form and substance acceptable to RadNet, Inc. and the Seller.

2.            Conditions to Obligation of Buyer. Buyer's obligation to purchase the Interest is subject to the following conditions:

(a)           Medical Imaging, LLC, a New Jersey limited liability company ("MI"), shall have waived its first refusal rights to acquire the Interest.

(b)           MI and Medical Imaging, P.A., a New Jersey professional corporation ("MIPA"), shall have consented to the substitution of Buyer for Seller as the Manager pursuant to that certain Management Services Agreement by and between RI, the Seller and MIPA pursuant to which the Seller, as Manager, among other things, manages the medical imaging center located at 69 Orient Way, Rutherford, New Jersey.

(c) The transaction contemplated by the Membership Interest Purchase Agreement, dated the date hereof (the "Progressive Purchase Agreement') by and between Buyer, Progressive Health, LLC and certain other parties thereto shall have closed simultaneously with the transaction contemplated hereby.

3.            Representations by Seller. Seller hereby represents and warrants to Buyer as follows:

(a)           Seller has good and marketable title to the Interest, free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, other than restrictions on transferability imposed by the Limited Liability Company Agreement of RI, dated as of January 1, 2009 (the "RI Operating Agreement), and applicable state and federal securities laws. Subject to the approval of MI, Seller has full and unrestricted legal right, power and authority to sell, assign and transfer the Interest to Buyer in accordance with this Agreement and, except as described hereinabove, the delivery of the membership Interest to Buyer in accordance with this Agreement will transfer valid title to the Interest, free and clear of all liens, encumbrances, claims and restrictions of every kind.

(b)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body that is binding upon Seller, (ii) violate any statute, law or regulation applicable to Seller with respect to the transactions contemplated herein or (iii) subject to the approval of MI, conflict with, result in the breach of the terms, conditions or provisions of or constitute a default, an event of default or event creating rights of acceleration, termination or cancellation under any note, instrument, agreement, mortgage, lease, contract or other obligation to which Seller is a party or to which any of the Interest or any of Seller's properties, is subject.

(c)           The Interest represents all equity interests in RI held by Seller, including without limitation all rights to acquire any such equity interest.

(d)           As a result of any act or failure to act by Seller, no person or entity has, or as a result of the transactions contemplated hereby will have, any right, interest or valid claim against or upon Buyer or RI for any commission, fee or compensation as a finder, broker or in any similar capacity.

(e)            Seller will indemnify and hold Buyer harmless with respect to any actions taken by third parties as a result of actions taken by Seller or RI pursuant to the preceding Section 3(d) hereinabove.

RI's authorized, issued and outstanding equity interests consist of 50% held by Seller and 50% held by MI. All of such issued and outstanding equity interests: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with all applicable state and federal securities laws, and (c) are held of record by Seller and MI, respectively.

(g)           RI does not have any Subsidiaries.

(h)           Attached hereto as Exhibit 3(h) are an unaudited consolidated year-end balance sheet of RI as of December 31, 2009 (the "Financial Statement Date"), and unaudited consolidated statements of operations, members' equity and cash flow of RI for the year then ended (collectively the "Financial Statements"). The Financial Statements present fairly in all material respects the consolidated financial condition of RI as of the Financial Statement Date and the results of operations of RI for the period then ended, are correct and complete in all material respects, and are consistent in all material respects with the books and records of RI; provided, however, that the Financial Statements have no notes attached thereto and do not have year-end adjustments or other presentation items. Since the Financial Statement Date, RI has not effected any material change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP or to conform RI's accounting policies and practices to law.

(i)           Except as permitted by this Agreement or Buyer, since the Financial Statement Date, RI has operated in the ordinary course of business and there has not been to Seller's Knowledge any:

(i)           event, situation or occurrence that, individually or in the aggregate, has had a material adverse effect;

(ii)          any increase in the compensation or fringe benefits payable or to become payable to any executive officer of RI, other than increases made in the ordinary course of business or as required by law or under any existing contracts;

(iii)         any amendments, alterations or modification in the terms of any currently outstanding RI Interests or any securities convertible into or exchangeable for such Interests, including any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities and RI has not sold or otherwise issued any Interests;

(iv)        declaration or payment of any dividend or other distribution, or the transfer of any assets, by Members to any Interest holders of RI with respect to the RI Interests, or any redemption, repurchase or other acquisition by Members of its Interests, except, in each case, the repayment of advances or loans or the distribution or dividend of available cash, to its equity holders, or otherwise in the ordinary course of business;

(v)         any material closure, shut down or other elimination of any of RI's offices, franchises or any other change in the character of its business, properties or assets, except for closures, shut downs, or other eliminations that have not had or would not have a material adverse effect;

(vi)        loan or advance to any of the RI Interest holders, officers, employees, agents or consultants, except in the ordinary course of business;

(vii)       sale, lease, transfer, or assignment of any assets, except in the ordinary course of business;

(viii)      cancellation, compromise, waiver, or release of any legal action (or series of related legal actions), except in the ordinary course of business or not in excess of Ten Thousand Dollars ($10,000);

(ix)         contracts entered into or any rights granted with respect to any Intellectual Property Rights (as such term is defined in Section 3(m)), except in the ordinary course of business;

(x)          amendment, modification or change (or authorization thereof) to the organizational documents of RI; or

(xi)         agreement to do, cause or suffer any of the foregoing.

(j)           Except as set forth on Exhibit 3(j), to the Seller's Knowledge, RI has no liability, except for (a) liabilities set forth in the Financial Statements or disclosed in any notes thereto and not heretofore paid or discharged, and (b) liabilities that have arisen after the Financial Statement Date in the ordinary course of business including, without limitation, accounts payable and accrued expenses and fees such as accrued and unpaid management fees. Any such unpaid management fees will be assigned to Buyer with the assignment to Buyer of the Management Agreement and the substitution of Buyer as Manager thereunder. Except as set forth on Exhibit 3(j), on the Closing Date, all of the assets of RI shall be free and clear of all encumbrances and RI will have no liabilities other than those related to the premises lease which shall be current at the Closing.

(k)          With respect to tax matters:

(i)           All tax returns that are required to be filed by or with respect to RI have been duly filed or if required to be filed prior to the Closing Date will be filed when due and all such returns are true, complete and correct in all material respects.

(ii)          All taxes shown to be due on such tax returns or if any taxes are shown to be due on any tax returns filed prior to the Closing Date have been paid or will be paid in full by Seller and the other existing Member following the Closing.

(iii)         All deficiencies asserted or assessments made as a result of any examinations have been paid in full other than those being contested in good faith by appropriate proceedings and for which Seller and the existing Member will remain responsible following the Closing.

(iv)        There are no encumbrances for taxes upon the properties or assets of RI other than encumbrances for current taxes not yet due and payable. Seller has made available to Buyer true and correct copies of the United States federal income tax returns filed by or with respect to RI for the year ended on December 31, 2009.

(v) RI has not entered into or become bound by any agreement or consent pursuant to section 341(f) of the Code. RI will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign tax laws as a result of transactions or events occurring or accounting methods employed, prior to the Closing. There is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of RI that, individually or collectively, would give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to section 280G or section 162 of the Internal Revenue Code. RI is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.

(1)          With respect to real property:

(i)           RI does not own any real property or interest therein.

(ii)          RI holds a valid and subsisting leasehold interest in the parcel of real property leased to RI (the "Premises Lease"), free and clear of all encumbrances.

(m)         With respect to intellectual property:

(i)           RI owns, or has validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, brand names, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights"), in each case, which are material to the conduct of the business of RI as currently conducted.

(ii)          To Seller's Knowledge, the conduct by RI of its business has not and does not infringe upon, misappropriate or conflict with any Intellectual Property Rights of any person, and there are no pending or threatened claims alleging that RI infringes, misappropriates or conflicts with the Intellectual Property Rights of any person.

(n)          With respect to contracts:

(i)           Exhibit 3(n) attached hereto lists all contracts of RI that provide for an aggregate payment of at least Fifty Thousand Dollars ($50,000) from or to RI in any contract year, other than (i) contracts that can or in reasonable probability will be completed within ninety (90) days of the Closing Date or can be terminated within such ninety (90) day period without payment of a penalty, or (ii) contracts for goods and services purchased in the ordinary course of business of RI.

(ii)          RI is not in material breach of any contract set forth on Exhibit 3(n), or in material default with respect thereto, except for breaches or defaults that would not, individually or in the aggregate, have a material adverse effect. None of the contracts set forth on Exhibit 3(n) contain any provisions that upon a change in control of RI would have a material adverse effect.

(o)            All of the receivables that are reflected in the Financial Statements and any additional receivables recorded in the books and records of RI after the Financial Statement Date represent valid obligations that arose in the ordinary course of business and, to Seller's Knowledge, are not subject to any valid counterclaims or setoffs (except as reserved against in the Financial Statements or in a subsequent balance sheet after the Financial Statement Date).

(p) RI is not (a) subject to any outstanding order or (b) a party to, the subject of, or, to the knowledge of Seller, is threatened to be made a party to or the subject of any action, except orders or actions that would not, individually or in the aggregate, have a material adverse effect.

(q)          With respect to RI labor:

(i)           RI is not a party to or bound by any collective bargaining contract, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To Seller's knowledge, RI has not committed any unfair labor practice (as determined under any law). Seller has no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to RI's employees.

(ii)          Exhibit 3(q) attached hereto contains an accurate list of all employment contracts between RI and its employees. Except in accordance with the contracts identified in Exhibit 3(q), no individual will accrue or receive material additional benefits, service or accelerated rights to payment of benefits as a result of the transaction contemplated hereby.

(r) Attached hereto as  Exhibit 3(r) is a list of all plans and other material arrangements which provide compensation or benefits to officers, directors, consultants, or employees of RI, including, without limitation, all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto ("ERISA"), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or fringe benefit plans, and all employment or executive compensation agreements maintained or entered into by Seller and/or RI on behalf of employees of RI (collectively, the "RI Plans"). All RI Plans are in material compliance with, and since the date of formation of RI, have been operated in material compliance with each applicable provision of ERISA, the Code, and other Law. Neither RI nor any member of the same controlled group of businesses as RI within the meaning of Section 4001(a)(14) of ERISA (an "ERISA Affiliate") is, or since the date of formation of RI was, a sponsor or obligated to contribute to any plan covered by Title IV of ERISA or Section 412 of the Code, or to any "multi-employer plan," within the meaning of Section 3(37) of ERISA. Each RI Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D(a) of the Code, is in material compliance with such requirements in all material respects, and, except as required by such sections of the Code, no RI Plan which is a "welfare benefit plan," as defined in Section 3(1) of ERISA, provides for postemployment benefits. Neither RI nor any ERISA Affiliate has failed to make any material contributions or to pay any material amounts due and owing as required by the terms of any RI Plan. Any of RI's Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. RI has delivered to Buyer true and complete copies of: (i) the RI Plans and any related funding agreements thereto (including insurance contracts) including all amendments, (ii) the currently effective summary plan description pertaining to each of the RI Plans, (iii) the most recent annual report on Form Series 5500 for the RI Plans (including all relevant schedules and any relevant financial statements thereto), and (iv) the most recent Internal Revenue Service determination letter for each RI Plan which is intended to constitute a qualified plan under Section 401 of the Code. The 401(k) Plan will be terminated as of the Closing by Seller. As soon as practical after the Closing Buyer shall cause its 401(k) plan to accept distributions from Seller's 401(k) plan as a rollover contribution from continuing employees who elect to make such a rollover contribution. Such rollover contributions shall be made in cash and, in the case of any outstanding loan from the Seller 401(k) plan to such employee, in the form of the promissory note evidencing such loan.

(s)           (i) RI is in compliance in all material respects with all Environmental, Health and Safety Requirements (as such terms are defined in the Progressive Purchase Agreement referred to in Section 2(c) above) in connection with the ownership, use, maintenance or operation of its business or assets; (ii to the Knowledge of Seller the location at which RI operates, or has operated, its business is in compliance in all material respect with all Environmental, Health and Safety Requirements; and (iii) Seller has not received notice of, and to the Knowledge of Seller, there are no pending, or threatened allegations by any person that RI's properties or assets are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements.

(t)           With respect to insurance:

(i)           Exhibit 3(t) attached hereto sets forth a list of all insurance policies maintained by or at the expense of, or for the direct or indirect benefit of RI and includes (i) the name of the insurance carrier that issued such policy and the policy number of such policy, (ii) whether such policy is a "claims made" or an "occurrences" policy, (iii) the annual premium payable with respect to such policy, and the cash value (if any) of such policy, and (iv) a description of any claims pending with respect to such policy.

(ii)          Seller has delivered to Buyer accurate and complete copies of all of the insurance policies identified in Exhibit 3(t) (including all renewals thereof and endorsements thereto) and any pending or renewal application for insurance coverage.

(iii)         Seller or RI has paid all premiums and other amounts owing in full on a timely basis with respect to the insurance policies identified in Exhibit 3(t).

(iv)        To the Knowledge of Seller, neither Seller nor RI has received:

  (1)           any written notice or other written communication regarding the actual or possible cancellation or invalidation of any of the insurance policies identified in Exhibit 3(t) or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

  (2)           any written notice or other written communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the insurance policies identified in Exhibit 3(t).

(u)           With respect to related parties:

(i)          Except as set forth in Exhibit 3(u):

(1)           no affiliate of RI has any direct or indirect interest of any nature in any asset used in or otherwise relating to any of RI's business;

(2)           no affiliate of RI is indebted to RI;

(3)           no affiliate of RI has entered into, or has had any direct or indirect financial interest in, any contract, transaction or business dealing of any nature involving RI.

(ii) Exhibit 3(u) (1) identifies each entity, related through "common ownership or control" to RI or under the definitions of such quoted term set forth under laws promulgated by the federal Medicare program or by the Medicaid program as applicable in New Jersey, and (2) states the nature of the transaction and the nature of the relationship, including the percentage of common ownership or relationship that creates such control. A copy of each contract between such entity and RI has been delivered to Buyer.

(v) To Seller's Knowledge, RI is in compliance with applicable laws except to the extent non-compliance would not have a material adverse effect on the business or affairs of RI, and no action is pending or to Seller's Knowledge threatened against it alleging any failure to so comply. To the Seller's Knowledge, no material expenditures are, or based on applicable law, will be required of RI for it and its business and operations to remain in compliance with applicable law. RI has all permits that are required for the conduct of its business as presently conducted, all such permits are in full force and effect and no suspension or cancellation is threatened, except in each case to the extent the failure to obtain or maintain any such permit would not have a material adverse effect on the business or affairs of RI. RI has not received, and to the Knowledge of Seller, no employee of RI has ever received, any notice or other communication (in writing or otherwise) from any governmental body or any other person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any permit on the part of RI relating to its business or assets or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any governmental authorization on the part of RI or relating to its business or assets.

(w) To Seller's Knowledge, RI and the physicians providing services at RI's imaging center have complied in all material respects with all laws, rules and regulations of Medicare, Medicaid, Champus and other governmental healthcare programs, and have filed all claims, invoices, cost reports and other forms required to be filed by RI and the physicians providing services at RI's imaging center with or pursuant to Medicare, Medicaid, Champus or any other governmental health or welfare related entity or any third party payor since the inception of the business of RI and all such filings are true, complete, correct and accurate in all material respects. To Seller's Knowledge, no deficiency (either individually or in the aggregate) in any such claims, return, invoices, cost reports and other filings, including claims for overpayment or deficiencies for late filings, has been asserted or threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or Champus claims or any other third party payor and there is no basis for any claims or requests for reimbursement. To Seller's Knowledge, RI and the physicians providing services at RI's imaging center have not been subject to any audit relating to fraudulent Medicare, Medicaid or Champus procedures or practices. To Seller's Knowledge, no claim or request for recoupment or reimbursement from RI or the physicians providing services at RI's imaging center has been made by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or Champus claims.

(x) Neither RI nor any officer or, to the Knowledge of the Seller, employee, agent or other person associated with or acting for or on behalf of RI or Seller has at any time, directly or indirectly:

(i)           used any corporate funds (1) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (2) to make any unlawful payment to any governmental official or employee, or (3) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(ii)          made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of RI; or

(iii)         made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any person.

(y) Except as set forth in Exhibit 3(y), from and after commencement of the business of RI, and through the Closing Date, there have been no referrals of patients to RI by physicians owning any equity interest, whether direct or indirect, in RI, or, to the Knowledge of the Seller, having any financial relationship, other than the right to receive a fee for professional services rendered, with RI.

(z) To Seller's Knowledge, RI and the physicians providing services at RI's imaging center have timely filed all material reports required of it by federal or state agencies having jurisdiction over any aspect of the operation of RI and have timely paid all periodic assessments imposed by law or regulation with respect to the revenues derived from such operation.

(aa) To the Seller's Knowledge, RI has not (i) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its or their books, (iii) given or received any payments or other forms of remuneration in connection with the referral of patients which would violate the Medicare/Medicaid Anti Kickback Law, Section 1128(b) of the Social Security Act, 42 U.S.C. section 1320a-7b(b), or any analogous state statute, or (iv) made any payments to any person with the intention that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

(bb) Except as expressly set forth in this Section 3, the Interest is being sold on an "as-is, where-is" basis and Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of the assets or operations of RI, including, with respect to merchantability or fitness for any particular purpose of such assets, and any such other representations or warranties are hereby expressly disclaimed, notwithstanding the delivery or disclosure to Buyer of any documentation or other information with respect to the foregoing.

4.            Representations by Buyer. Buyer represents and warrants to Seller as follows:

(a)            Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the power and lawful authority to enter into this Agreement and to consummate the transactions provided for herein.

(b)            The execution and delivery of this Agreement and the related agreements (including without limitation the Warrant Agreement) referred to herein, and the consummation of the transactions contemplated hereby and thereby, have been or will prior to the Closing Date be duly and validly authorized by the board of directors of Buyer and RadNet, Inc., and no other acts or proceedings on the part of Buyer will be necessary to authorize this Agreement or the related agreements or the transactions contemplated hereby and thereby.

(c)           The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation of Buyer, (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body that is binding upon Buyer, (iii) violate any statute, law or regulation applicable to Buyer with respect to the transactions contemplated herein or (iv) conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or event creating rights of acceleration, termination or cancellation under any note, instrument, agreement, mortgage, lease or other obligation to which Buyer is a party or to which any of its properties is subject.

(d)           As a result of any act or failure to act by Buyer, no person or entity has, or as a result of the transactions contemplated hereby will have, any right, interest or valid claim against or upon Seller for any commission, fee or other compensation as a finder, broker or in any similar capacity.

 5. Closing. The closing of the transactions provided for herein (the "Closing") shall take place at the offices of Buyer at 1510 Cotner Avenue, Los Angeles, CA 90025, at 5:00 p.m. on the same date as the Closing Date under the Progressive Purchase Agreement, or such other location and time as shall be mutually agreed to by the parties (the "Closing Date"). At the Closing, (a) Seller shall deliver to Buyer (i) an assignment of its membership Interest, (ii) the executed waiver by MI its right of first refusal under the RI Operating Agreement, (iii) the agreement of MIPA to Buyer becoming Manager under the Management Services Agreement, (b) Buyer shall deliver to Seller (i) Six Hundred Fifty Thousand Dollars ($650,000) and (ii) the Warrant Agreement.

6.            Securities Representations. In addition to the other representations made in Sections 3 and 4 hereof, Buyer and Seller herby represent and warrant to the other as follows:

(a)           Each acknowledges that the Interest, the Warrant and the shares issuable upon exercise of the Warrant (the "Warrant Shares"), as applicable, are and will be acquired solely by and for the receiving party for investment and not as a nominee or agent for the benefit of any other person or entity, and each has no current intention of distributing, reselling or assigning any of the Interest or Warrant, as applicable, other than in accordance with the provisions of the Securities Act of 1933, as amended ("1933 Act"), and the rules and regulations adopted by the SEC under the 1933 Act and any other applicable laws.

(b)           Each understands that none of the Interest, the Warrant or the Warrant Shares, as applicable, has been registered under the 1933 Act and that neither RI nor RadNet, Inc. is under obligation to register or assist Buyer or Seller, as applicable, in registering the Interest, the Warrant or the Warrant Shares, as applicable. Buyer and Seller each further understands and agrees that the Interest, the Warrant and the Warrant Shares, as applicable, must be held indefinitely unless subsequently registered under the 1933 Act or any exemption from registration under the 1933 Act covering any sale of the Interest, the Warrant or the Warrant Shares, as applicable, is available. Each understands that legends reflecting these restrictions on transferability will be set forth on any certificates evidencing the Interest, the Warrant or the Warrant Shares, as applicable.

(c)           Each is aware that (i) its investment in the Interest, the Warrant and the Warrant Shares, as applicable, involves a possible degree of risk, lack of liquidity and substantial restriction on transferability and (ii) no federal or state agency has made any finding or determination as to the fairness for investment in, or any recommendation or endorsement of the Interest, the Warrant or the Warrant Shares, as applicable.

(d)           Each has sufficient financial resources available to support the loss of all or a portion of the investment in the Interest, the Warrant or the Warrant Shares, as applicable, has no need for liquidity with respect to its investment in the Interest, the Warrant or the Warrant Shares, as applicable, and is able to bear the economic risk of the investment.

(e)           Buyer and Seller are each sophisticated and experienced in financial, business and investment matters, are in the same business as RI and as a result of financial information received from RI and RadNet, Inc. are aware of RI's or RadNet, Inc.'s financial condition and business affairs and, based thereon, each is in a position to evaluate the merits and risks of an investment in the Interest , the Warrant or the Warrant Shares, as applicable.

7.           Further Assurances. At the Closing, and from time to time thereafter, Seller shall execute and deliver to Buyer such other documents and instruments, and take such other actions, as Buyer may reasonably request in order to more fully vest in Buyer and to perfect its title to the Interest.

8.           Miscellaneous.

(a) Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including communications transmitted by facsimile) and shall be (as elected by the persons giving such notice) hand delivered by messenger or courier service, transmitted by facsimile or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed as follows:

If to Buyer: New Jersey Imaging Partners, Inc.

1510 Cotner Ave.
Los Angeles, CA 90025
Attn.: Howard G. Berger, MD, President
Tel: 310-445-2840
Fax: 310-445-2980

If to Seller: Progressive Medical Imaging of Rutherford, LLC

c/o Progressive Health, LLC
401 Sylvan Avenue Englewood Cliff, NJ 07632
Attn.: Chief Executive Officer
Tel: 201-541-2422
Fax: 201-541-1724

or to such other address or facsimile number as any party may designate by notice complying with the terms of this Section 8(a). Each such notice shall be deemed delivered (a) on the date delivered by personal delivery, (b) on the date of transmission with confirmation of transmission if by facsimile and (c) on the date upon which the return receipt as signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

(b)            Specific Performance. The parties hereto acknowledge that they have bargained for the performance of the specific duties and obligations of each of the parties contained in this Agreement and that, in the event of a default by any party hereunder, money damages will not adequately compensate the injured party. Accordingly, each party hereto agrees and consents, in addition to any other legal or equitable rights or remedies, to the specific performance of such party's duties and obligations hereunder by the valid judgment or decree of a court of competent jurisdiction in the event of such party's failure to perform such duties and obligations in accordance with their terms.

(c)            Successors in Interest. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective parties hereto.

(d)           Choice of Law. It is the intention of the parties that the substantive laws of Delaware shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder.

(e)            Severability. In the event any provision hereof shall be deemed invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Integrated Agreement. The foregoing constitutes the entire agreement of the parties as to the subject hereof, and there are no agreements or understandings between the parties relating to the sale of the Interest by Seller to Buyer other than those set forth herein.

(g)           Counter Execution. Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement.

(h)           Limitation of Liability. Notwithstanding anything otherwise contained herein to the contrary or under applicable law, the aggregate amount of damages for which Seller shall be liable to Buyer as a result of all breaches of representations, warranties or covenants contained herein shall not exceed Six Hundred Fifty Thousand Dollars ($650,000); provided, however, that with respect to damages based upon Seller's fraud, there shall be no limit.

(i)           Definition of "Knowledge". For purpose of this Agreement, "Knowledge of Seller" or "Seller's Knowledge" shall mean the actual knowledge of Robert Farrell and William Farrell.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

NEW JERSEY IMAGING PARTNERS, INC.

By:	/S/ HOWARD G. BERGER, M.D.
Howard G. Berger, M.D.

PROGRESSIVE MEDICAL IMAGING OF RUTHERFORD, LLC

By:	/S/ ROBERT L. FARRELL
Robert L. Farrell

Execution Copy

SELLER'S SCHEDULE OF EXHIBITS

To The Purchase Agreement (The "Agreement"), dated September 7, 2010,

By and Between

New Jersey Imaging Partners, Inc. ("Buyer")

and

Progressive Medical Imaging Of Rutherford, LLC ("Seller").

This Schedule of Exhibits is furnished by Seller to Buyer as of the date hereof pursuant to and as part of the Agreement by and among Buyer and Seller. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement. Headings have been assigned to various Exhibits contained herein for convenience of reference only and shall not be construed to affect the meaning or construction of the language in the body of such Exhibits. All disclosures herein are deemed to be responsive to all applicable provisions of the Agreement and the covenants, representations and warranties of Seller stated therein, where such disclosures would be appropriate.

This Schedule of Exhibits is qualified in its entirety by the Agreement, and shall not be construed as indicating that such matter is required to be disclosed, nor shall any disclosure be construed as an admission, or that such information is material with respect to Seller.

In no event shall the listing of other documents or matters in this Schedule of Exhibits be deemed or interpreted to broaden or otherwise amplify any of the representations and warranties, covenants, or agreements of Seller that are contained in the Agreement.

Dated: September 7, 2010.

* The Seller’s Schedule of Exhibits, containing disclosures and exceptions to representations and warranties in the Agreement, has not been filed in accordance with Item 601(b)(2) of Regulation S-K; however, a copy of any omitted schedule will be furnished supplementally to the Commission upon request.